Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

September 25, 2008

CONTACT:	Blake Barnett (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES CHANGE IN EXECUTIVE TEAM

NEWPORT BEACH, CA, September 25, 2008 – Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) announced today that the Chairman, CEO and President of Ambassadors International, Joe Ueberroth has announced his resignation and that his last day will be September 19, 2009. Joe Ueberroth will continue his roles and responsibilities while working with the board over the next year to ensure a successful transition.

Joe Ueberroth stated, “I am extremely proud of the efforts and contributions of so many individuals who have worked with me over the last 5 years. Over this period Ambassadors International has acquired some terrific businesses and they continue to be run by strong, experienced leaders. To leave Ambassadors was a difficult decision, but the board is pleased and agrees with me that terminating while providing a year for the transition is the right decision. I look forward to continuing to lead this management team over the next year while working with the board in identifying my successor.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.